                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                The 3DO Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 THE 3DO COMPANY

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON SEPTEMBER 16, 1998

TO THE STOCKHOLDERS:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The 3DO Company, a Delaware corporation (the "Company"), will be held on Wednesday, September 16, 1998, at 3:00 p.m., local time, at the Summerfield Suites Hotel, 400 Concourse Drive, Belmont, California 94002 (the "Annual Meeting") for the following purposes:

        1. To elect two directors for terms ending with the 2001 Annual Meeting of Stockholders.

        2. To approve an increase in the number of shares of Common Stock reserved for issuance under the 1993 Incentive Stock Plan by 2,546,489 shares.

        3. To approve an increase in the number of shares of Common Stock reserved for issuance under the 1994 Employee Stock Purchase Plan by 1,500,000 shares.

        4. To confirm the appointment of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending March 31, 1999.

        5. To transact such other business as may properly come before the meeting or any adjournment thereof.

        These items of business are more fully described in the Proxy Statement accompanying this notice.

        Only stockholders of record at the close of business on July 22, 1998, are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

        All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned a proxy, and a proxy may be revoked at any time prior to the Annual Meeting.

                                         By order of the Board of Directors



                                         W. M. (Trip) Hawkins III
                                         Chairman and Chief Executive Officer

Redwood City, California
August 5, 1998

                                   IMPORTANT:

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE , SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

                                 THE 3DO COMPANY

                            PROXY STATEMENT FOR 1998
                         ANNUAL MEETING OF STOCKHOLDERS


                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

        The enclosed Proxy is solicited on behalf of the Board of Directors of The 3DO Company, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held Wednesday, September 16, 1998, at 3:00 p.m., local time, or at any adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Summerfield Suites Hotel, 400 Concourse Drive, Belmont, California 94002. The Company's principal executive offices are located at 600 Galveston Drive, Redwood City, CA 94063. The Company's telephone number is (650) 261-3000.

        These proxy solicitation materials were mailed on or about August 3, 1998, to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE AND SHARE OWNERSHIP

        Stockholders of record at the close of business on July 22,1998, are entitled to notice of the meeting and to vote at the meeting. At the record date, 25,995,999 shares of the Company's Common Stock were issued and outstanding and held of record by approximately 780 stockholders.

SOLICITATION OF PROXIES

        This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegraph, or personal solicitations by directors, officers, or employees of the Company. No additional compensation will be paid for any such services.

REVOCABILITY OF PROXIES

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation, or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

VOTING PROCEDURE

        Each stockholder is entitled to one vote for each share held by such stockholder on July 22, 1998. Shares of Common Stock may not be voted cumulatively. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes.

        Directors will be elected by a plurality of the affirmative votes cast by those shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Approval of an increase in the number of shares reserved for issuance under the 1993 Incentive Stock Plan, approval of an increase in the number of shares reserved for issuance under the 1994 Employee Stock Purchase Plan, and the ratification of the appointment of KPMG Peat Marwick as the Company's independent auditors for the fiscal year ending March 31, 1999, require the affirmative vote of a majority of those shares present in person or represented by proxy.

        The Company's bylaws provide that the holders of a majority of the Company's Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

        Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 1998 Annual Meeting of Stockholders must have been received by the Company no later than April 15, 1998, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

CERTAIN KNOWN STOCKHOLDERS

        The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of May 31, 1998, by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director, (iii) the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers serving in that capacity as of March 31, 1998 (together, the "Named Officers"), and (iv) all executive officers and directors as a group.


                                                    SHARES BENEFICIALLY OWNED(1)
   FIVE PERCENT STOCKHOLDERS,                       ----------------------------
DIRECTORS AND EXECUTIVE OFFICERS                     NUMBER             PERCENT
--------------------------------                     ------             -------
W. M. (Trip) Hawkins III                           3,083,403(2)           11.9%
    600 Galveston Drive
    Redwood City, California  94063

J & W Seligman & Co., Incorporated                 2,622,900              10.1%
    100 Park Avenue
    New York, New York  10017

Electronic Arts, Inc.                              1,363,668               5.3%
    1450 Fashion Island Boulevard
    San Mateo, CA  94404

William A. Hall                                       23,067(3)            *

H. William Jesse, Jr.                                  2,000               *

Hugh C. Martin                                        20,000               *

John Adams                                                 0               0

James Alan Cook                                      317,114(4)            1.2%

Stephen E. Fowler                                     97,243(5)            *

Greg Richardson                                       66,905(6)            *

All executive officers and directors
    as a group (8 persons)                         3,589,732(7)           13.8%

----------
*Less than 1%.

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of Common Stock beneficially owned.

(2) Includes 829,500 shares subject to an option exercisable within 60 days of May 31, 1998.

(3) Includes 21,667 shares subject to an option exercisable within 60 days of May 31, 1998.

(4) Includes 398,522 shares subject to an option exercisable within 60 days of May 31, 1998.

(5) Includes 90,792 shares subject to an option exercisable within 60 days of May 31, 1998.

(6) Includes 66,905 shares subject to an option exercisable within 60 days of May 31, 1998.

(7) Includes shares held beneficially by executive officers and directors as shown in the foregoing table.


                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

        Two directors are to be elected at the Annual Meeting. The Company's Restated Certificate of Incorporation provides for a classified Board of Directors so that, as nearly as possible, one-third of the Company's Board of Directors is elected each year to serve a three-year term. Currently, the Board of Directors consists of four directorships with staggered terms expiring at the forthcoming Annual Meeting and at the Annual Meetings of Stockholders in 1999 and 2000. Trip Hawkins and Hugh C. Martin are the only directors whose terms as directors expire at the forthcoming Annual Meeting. Mr. Hawkins and Mr. Martin have been nominated by the Board of Directors for reelection as directors at the forthcoming Annual Meeting for terms which will expire at the 2001 Annual Meeting of Stockholders. Mr. Hawkins was previously elected by the stockholders. Mr. Martin was appointed to the Board of Directors in 1996 to fill the remainder of M. Richard Asher's term. Each director elected at the 1998 Annual Meeting of Stockholders will serve until his successor has been duly elected and qualified.

NAME OF NOMINEE              AGE            COMPANY POSITION                    DIRECTOR SINCE
---------------              ---            ----------------                    --------------
W. M. (Trip) Hawkins III     44             Chairman and CEO                    1991
Hugh C. Martin (1)           44             Director                            1996

(1) Member of Compensation Committee

        Mr. Hawkins, the founder of the Company, has been Chairman of the Board and Chief Executive Officer of the Company since September 1991. He also served as President of the Company from September 1991 until October 1995, and he served as Secretary from September 1991 through February 1993. From August 1982 to December 1990, Mr. Hawkins served as president of Electronic Arts. He served as the chief executive officer of Electronic Arts from August 1982 until May 1991, and was chairman of its board of directors from August 1982 until July 1994. Prior to founding Electronic Arts, Mr. Hawkins was a director of marketing at Apple. Mr. Hawkins' term as a director expires at the 1998 Annual Meeting of Stockholders.

        Mr. Martin was appointed a director of the Company in April 1996. Since January 1998, he has been CEO of Optical Networks, Incorporated. Until his resignation from 3DO in June 1997, he served as President of the Company from October 1995; Chief Operating Officer from January 1993 until October 1995; and Senior Vice President, Engineering and Operations from May 1992 until January 1993. From March 1988 to April 1992, he served as a director and then a senior director of Apple Computer, Inc. Previously, Mr. Martin co-founded and served as the vice president and chief development officer of Ridge Computers, where he co-designed one of the industry's first commercial RISC processors. Mr. Martin's term as a director expires at the 1998 Annual Meeting of Stockholders.

REQUIRED VOTE

        Those nominees receiving the greatest number of votes cast (although not necessarily a majority of the votes cast) at the Annual Meeting will be elected to the Board of Directors. Accordingly, directions to withhold authority and broker non-votes will have no effect on the outcome of the vote. The Company's Restated Certificate of Incorporation does not allow for cumulative voting in the election of directors. A stockholder executing the enclosed proxy may vote for the nominees or may withhold such vote from either or both of the nominees. In each case where the stockholder has appropriately specified how the proxy is to be voted, it will be voted in accordance with such stockholder's specifications. Although it is not contemplated that the named nominees will become unable to serve prior to the Annual Meeting, the persons named on the enclosed proxy will have the authority to vote for the election of any nominee designated by the Board to fill the vacancy.


       THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR"
                         THE ELECTION OF THE NOMINEES.


                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

        The members of the Company's Board of Directors and certain information about them (including terms of service) are set forth below:

                                                                                 DIRECTOR
DIRECTOR                        AGE         COMPANY POSITIONS                      SINCE
--------                        ---         -----------------                    --------
W. M. (Trip) Hawkins III         44         Chairman of the Board and              1991
                                            Chief Executive Officer
William A. Hall (1)(2)           66         Director                               1997
H. William Jesse, Jr.(2)         46         Director                               1997
Hugh C. Martin (1)               44         Director                               1996

(1)   Member of Compensation Committee.
(2)   Member of Audit Committee.

        Information concerning Mr. Hawkins and Mr. Martin can be found under the caption "Proposal One: Election of Directors."

        Mr. Hall has been a director of the Company since June 1997. He founded Sight & Sound Distributing Company in December 1984 and has been its President and CEO since that time. Since 1988 he has also been owner of W.A.H. Management/Consulting, and since 1993 he has been Vice Chairman and majority stockholder of U.S. Animation, Inc. He has been a partner in Lincolnshire Management, Inc. since June 1994. Mr. Hall is also a director of Chromium Graphics, Inc.; Credentials (TRW Credit); Northword Press; and Lincolnshire Management, Inc. Mr. Hall's term as a director expires at the 1999 Annual Meeting of Stockholders.

        Mr. Jesse has been a director of the Company since September 1997. He joined cybermeals, Inc. in 1997 and was elected its Chairman and Chief Executive Officer in March 1998. From 1986 through March 1998, he was Chairman, President and Chief Executive Officer of Jesse Hansen & Co. and remains as Chairman. He also serves as Chairman and Chief Executive Officer of Vineyard Properties of California, Inc. Mr. Jesse has previously served as Chief Executive Officer of American Hawaii Cruises; Vice President of The Getz Corporation; Chief Executive Officer of the Delta Queen Steamboat Co. and Vice President of its parent, The Coca Cola Bottling Company of New York; and Vice President of Prudential Lines, Inc. and General Manager of its Mediterranean/Mideast Division. Mr. Jesse serves on the board of directors of The Wine Group, Inc., Stanislaus Food Products Company, Wired Ventures, Inc., ExTerra Credit Recovery, and Online Partners, Inc. Mr. Jesse's term as a director expires at the 2000 Annual Meeting of Stockholders.

BOARD MEETINGS AND COMMITTEES

        Standing committees of the Board are the Audit Committee and the Compensation Committee. The Board of Directors has no nominating committee or any other committee performing a similar function. Directors Hall and Martin are currently the members of the Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees of the Company. Directors Hall and Jesse are currently the members of the Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent auditors.

        During the Company's 1998 fiscal year, the Board of Directors met six
(6) times and took action by written consent two times; the Compensation Committee met four (4) times and took action by written consent nine (9) times; and the Audit Committee met once. In fiscal year 1998, no Director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors (held during the period for which he has been a Director) and of the committees of the Board on which he served (held during the period that he served).

COMPENSATION OF DIRECTORS

        Directors receive no fees for services provided in that capacity but are reimbursed for out-of-pocket expenses in connection with attendance at Board of Directors' meetings.

        Pursuant to the terms of the 1995 Director Option Plan, each non-employee director is automatically granted an option to purchase 100,000 shares of 3DO Common Stock upon his or her election as a director.

EXECUTIVE OFFICERS

        The executive officers of the Company and certain information about them as of June 30, 1998, are listed below:

NAME                       AGE       POSITIONS
----                       ---       ---------
Trip Hawkins                44       Chairman of the Board and Chief Executive Officer
James Alan Cook             48       Executive Vice President, General Counsel and Secretary
John Adams                  35       Chief Financial Officer
Stephen E. Fowler           39       Senior Vice President, Sales & Operations
Greg Richardson             31       Vice President, Marketing


        Mr. Hawkins' background is summarized in "Proposal One: Election of Directors" above.

        Mr. Cook became Executive Vice President, General Counsel and Secretary of the Company in April 1996. He had been Senior Vice President, General Counsel and Secretary since July 1994, and from January 1993 until July 1994, he served as Vice President, General Counsel and Secretary of the Company. From January 1990 until January 1993, he was a partner in the law firm of Cook and Lefevre. From June 1985 to December 1989, he was a sole practitioner operating as the Law Offices of James Alan Cook.

        Mr. Fowler was appointed as the Company's Senior Vice President, Sales & Operations in April 1998. Previously, he served as Senior Vice President, Operations from May 1997; Vice President, Operations from October 1995; Vice President, Developer & Customer Services from June 1994; and Senior Director, Developer Services from January 1993. From September 1990 to January 1993 he served as Vice President, Technical Services at Gupta Corporation. From April 1984 to August 1990, he served in various senior management position including Director, Worldwide Services at Application Development Systems.

        Mr. Adams became the Company's Chief Financial Officer in March 1998. Previously, he served as Vice President, Planning & Analysis and Director of Operations at International Thomson Publishing from 1996-1998; Senior Manager, Financial Planning from 1995-1996 and Manager, Financial Planning & Analysis from 1994-1995 at The Walt Disney Company; Manager, Business Planning at The Gap Incorporated from 1993-1994; and he held various planning positions at the Pepsi-Cola Company from 1986 to 1993.

        Mr. Richardson was named Vice President, Marketing of the Company in April 1998. He previously served as Vice President, Sales and Marketing from August 1997; Vice President and Executive Producer, Studio 3DO from April 1997; Vice President Software Publishing & Licensing from July 1996; Director, Software Business Development from June 1995; and various marketing and business development positions from October 1992.

CERTAIN TRANSACTIONS AND REPORTS

        The Company's Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

        The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct or a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

        The members of the Board of Directors, the executive officers of the Company and persons who hold more than ten percent (10%) of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities and Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the Company's Common Stock and their transactions in such Common Stock. Based upon (i) the copies of
Section 16(a) reports that the Company received from such persons for their transactions in the Common Stock and their Common Stock holdings for the fiscal year ending March 31, 1998, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1998 fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board members and greater than ten percent (10%) stockholders.

                                    EXECUTIVE COMPENSATION

COMPENSATION TABLES

        Summary Compensation Table. The following table sets forth the compensation paid by the Company to the Chief Executive Officer and the four most highly compensated executive officers of the Company other than the Chief Executive Officer (collectively the "Named Officers") during the last fiscal year.


                                                                             LONG-TERM
                                                                           COMPENSATION
                                   FISCAL       ANNUAL COMPENSATION        OPTIONS/SARs        ALL OTHER
                                                -------------------
NAME AND PRINCIPAL POSITION         YEAR        SALARY        BONUS             #            COMPENSATION(1)
---------------------------        ------      --------      --------      ------------      ---------------
Trip Hawkins                        1998       $295,792        -0-          1,760,000(3)       $    660
 Chairman and Chief                 1997       $295,000      $ 35,128       2,620,000(4)       $    660
 Executive Officer(2)               1996       $290,042        -0-            500,000          $    660

Hugh C. Martin                      1998       $ 96,176      $147,500         773,000(5)       $304,027(6)
 Director &                         1997       $288,750      $ 27,611       1,096,000(7)       $421,033(8)
 President (through June 1997)      1996       $270,800        -0-             80,000          $197,206(9)

James Alan Cook                     1998       $275,504      $100,000         704,000(10)      $    660
  Executive Vice President,         1997       $243,552      $ 20,408         738,000(11)      $    660
  General Counsel, and              1996       $226,237        -0-             68,000          $    630
  Secretary


Stephen E. Fowler                   1998       $199,473         -0-           307,000(12)      $  3,265(13)
  Senior Vice President,            1997       $167,722      $  9,974         234,000(14)      $    220
  Sales & Operations                1996       $150,762         -0-            17,000          $    198

Greg Richardson                     1998       $160,945        -0-            223,700(15)      $    438
  Vice President, Marketing         1997       $128,570      $ 20,031         194,400(16)      $  2,071(17)
                                    1996       $ 97,827      $ 26,779          13,500          $  2,073(18)

John Adams                          1998       $  8,654         -0-           150,000            -0-
  Chief Financial Officer
  (from March 1998)

Terrence Schmid                     1998       $140,523         -0-           160,000(19)      $    339
  Chief Financial Officer           1997       $ 90,583      $  2,125         115,000(20)      $     79
  (May 1997 to February 1998)

(1) The amounts include premiums paid by the Company for group term life insurance.

(2)  See "Employment Contract" below.

(3) Includes 1,560,000 options granted in previous fiscal years that in fiscal 1998 were exchanged for new options at $3.25 per share after Mr. Hawkins agreed to certain adjustments to the option vesting schedules.

(4) Includes 500,000 options that were originally granted in fiscal 1994, 10,000 options that were originally granted in fiscal 1995 at $11.00 per share, and 50,000 options that were originally granted in fiscal 1996 at $11.875 per share that in fiscal 1997 were twice exchanged for new options, first at $8.25 per share and later at $5.50 per share, after Mr. Hawkins agreed to certain adjustments to the option vesting schedules.

(5) Includes 673,000 options granted in previous fiscal years that in fiscal 1998 were exchanged for new options at $3.25 per share after Mr. Martin agreed to certain adjustments to the option vesting schedules.

(6) Includes a gain of $303,964 realized upon the sale of shares acquired through the exercise of incentive stock options.

(7) Includes 75,000 options granted in fiscal 1995 at $9.875 per share (see footnote 8), 8,000 options granted in fiscal 1995 at $10.75 per share (see footnote 8), 10,000 options granted in fiscal 1995 at $11.00 per share, 20,000 options granted in fiscal 1996 at $11.875 per share, and 60,000 options granted in fiscal 1996 at $11.50 per share that in fiscal 1997 were twice exchanged for new options, first at $8.25 per share and later at $5.50 per share, after Mr. Martin agreed to certain adjustments to the option vesting schedules. Also includes 250,000 options granted in fiscal 1997 at $8.25 per share that were exchanged for new options at $5.50 per share, after Mr. Martin agreed to certain adjustments to the option vesting schedule.

(8) Includes a gain of $420,313 realized upon the sale of shares acquired through the exercise of incentive stock options.

(9) Includes a gain of $196,500 realized upon the sale of shares acquired through the exercise of incentive stock options.

(10) Includes 594,000 options granted in previous fiscal years that in fiscal 1998 were exchanged for new options at $3.25 per share after Mr. Cook agreed to certain adjustments to the option vesting schedules.

(11) Includes 4,000 options granted in fiscal 1995 at $9.875 per share (see footnote 10), 12,000 options granted in fiscal 1995 at $10.75 per share (see footnote 10), 10,000 options granted in fiscal 1995 at $11.00 per share, 28,000 options granted in fiscal 1996 at $11.875 per share, and 40,000 options granted in fiscal 1996 at $11.50 per share that in fiscal 1997 were twice exchanged for new options, first at $8.25 per share and later at $5.50 per share, after Mr. Cook agreed to certain adjustments to the option vesting schedules. Also includes 150,000 options granted in fiscal 1997 at $8.25 per share that were exchanged for new options at $5.50 per share, after Mr. Cook agreed to certain adjustments to the option vesting schedule.

(12) Includes 150,000 options granted in previous fiscal years that in fiscal 1998 were exchanged for new options at $3.25 per share after Mr. Fowler agreed to certain adjustments to the option vesting schedules.

(13) Includes a gain of $2,739 realized upon the sale of shares acquired through the Employee Stock Purchase Plan.

(14) Includes 194,000 options granted in previous fiscal years that in fiscal 1998 were exchanged for new options at $3.25 per share after Mr. Fowler agreed to certain adjustments to the option vesting schedules.

(15) Includes 147,200 options granted in previous fiscal years that in fiscal 1998 were exchanged for new options at $3.25 per share after Mr. Richardson agreed to certain adjustments to the option vesting schedules.

(16) Includes a gain of $1,902 realized upon the sale of shares acquired through the Employee Stock Purchase Plan.

(17) Includes a gain of $1,945 realized upon the sale of shares acquired through the Employee Stock Purchase Plan.

(18) Includes 174,400 options granted in previous fiscal years that in fiscal 1997 were twice exchanged for new options, first at $8.25 per share and later at $5.50 per share, after Mr. Richardson agreed to certain adjustments to the option vesting schedules.

(19) Includes 100,000 options granted in previous fiscal years that in fiscal 1998 were exchanged for new options at $3.25 per share after Mr. Schmid agreed to certain adjustments to the option vesting schedules.

(20) Includes 15,000 options granted on May 10, 1996, at $8.75 per shares that were exchanged on October 10, 1996, for new options at $5.50 per share after Mr. Schmid agreed to certain adjustments to the option vesting schedule.

        Employment Contract. On or about February 1, 1993, Mr. Hawkins entered into a five-year employment agreement with the Company. This employment agreement provided for an annual base salary of $295,000, a bonus payable in the discretion of the Board of Directors, and salary and bonus reviews at least annually. The employment agreement provided that Mr. Hawkins' optioned shares would continue to vest in accordance with their applicable vesting schedules, provided that Mr. Hawkins devoted at least fifty percent (50%) of his business efforts and time to the Company, and provided further that he was not employed by any third party during that time period. In the event Mr. Hawkins' employment was terminated without cause after a change in control of the Company, Mr. Hawkins would have become fully vested in his shares.

        Option Grants in Last Fiscal Year. The following table sets forth certain information concerning grants of stock options to each of the Named Officers during the fiscal year ended March 31, 1998. The table also sets forth hypothetical gains or "opinion spreads" for the options at the end of their respective ten-year terms. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock and overall market conditions.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                          Potential Realizable
                                                                                                            Value at Assumed
                                                        % of Total                                           Annual Rate of
                                                          Options                                             Stock Price
                                                        Granted to                                            Appreciation
                                                         Employees     Exercise                            for Options Term(4)
                          Date             Options       in Fiscal       Price      Expiration       ------------------------------
Name                    Granted         Granted(1)(2)       Year      Per Share(2)     Date                5%              10%
----                    -------         -------------    ---------    ------------  ----------       --------------   -------------
John Adams
 New Options             2/6/98            150,000          1.2445       $2.1250       2/6/08        $   200,460.16   $  508,005.41

       Total                               150,000          1.2445                                   $   200,460.16   $  508,005.41

James Alan Cook
New Options              4/11/97           160,000          1.3274       $3.2500       4/11/07       $   327,025.21   $  828,746.08
                         2/6/98             20,000          0.1659       $2.1250       2/6/08        $    26,728.02   $   67,734.05
                         2/6/98             30,000          0.2489       $2.1250       2/6/08        $    40,092.03   $  101,601.08

Repriced Options         4/11/97             5,381          0.0446       $3.2500       4/11/07       $    10,998.27   $   27,871.77
                         4/11/97            29,718          0.2466       $3.2500       4/11/07       $    60,740.84   $  153,929.22
                         4/11/97            12,000          0.0996       $3.2500       4/11/07       $    24,526.89   $   62,155.96
                         4/11/97             8,000          0.0664       $3.2500       4/11/07       $    16,351.26   $   41,437.30
                         4/11/97             2,000          0.0166       $3.2500       4/11/07       $     4,087.82   $   10,359.33
                         4/11/97            10,282          0.0853       $3.2500       4/11/07       $    21,015.46   $   53,257.29
                         4/11/97             2,400          0.0199       $3.2500       4/11/07       $     4,905.38   $   12,431.19
                         4/11/97           150,000          1.2445       $3.2500       4/11/07       $   306,586.13   $  776,949.45
                         4/11/97             8,000          0.0664       $3.2500       4/11/07       $    16,351.26   $   41,437.30
                         4/11/97            14,619          0.1213       $3.2500       4/11/07       $    29,879.88   $   75,721.49
                         4/11/97            31,466          0.2611       $3.2500       4/11/07       $    64,313.59   $  162,983.28
                         4/11/97             1,600          0.0133       $3.2500       4/11/07       $     3,270.25   $    8,287.46
                         4/11/97           218,534          1.8130       $3.2500       4/11/07       $   446,663.29   $1,131,932.47
                                           -------          ------                                   --------------   -------------
       Total                               704,000          5.8407                                   $ 1,403,535.58   $3,556,834.72

Stephen E. Fowler
   New Options           4/11/97           110,000          0.9126       $3.2500       4/11/07       $   224,829.83   $  569,762.93
                         2/6/98             28,000          0.2323       $2.1250       2/6/08        $    37,419.23   $   94,827.68
                         2/6/98             12,000          0.0996       $2.1250       2/6/08        $    16,036.81   $   40,640.43

   Repriced Options     4/11/97             40,000          0.3319       $3.2500       4/11/07       $    81,756.30   $  207,186.52
                        4/11/97              2,500          0.0207       $3.2500       4/11/07       $     5,109.77   $   12,949.16
                        4/11/97              7,500          0.0622       $3.2500       4/11/07       $    15,329.31   $   38,847.47
                        4/11/97              7,000          0.0581       $3.2500       4/11/07       $    14,307.35   $   36,257.64
                        4/11/97             10,000          0.0830       $3.2500       4/11/07       $    20,439.08   $   51,796.63
                        4/11/97             10,000          0.0830       $3.2500       4/11/07       $    20,439.08   $   51,796.63
                        4/11/97             50,472          0.4187       $3.2500       4/11/07       $   103,160.10   $  261,427.95
                        4/11/97             29,528          0.2450       $3.2500       4/11/07       $    58,979.47   $  148,692.07
                                           -------          ------                                   --------------   -------------
       Total                               307,000          2.5470                                   $   597,806.33   $1,514,185.11

William A. Hall
   New Options          6/24/97            100,000          0.8296       $3.6250       6/24/07       $   227,974.30   $  577,731.64
                                           -------          ------                                   --------------   -------------

       Total                               100,000          0.8296                                   $   227,974.30   $  577,731.64

Trip Hawkins

   New Options           2/6/98             40,000          0.3319       $2.1250       2/6/08        $    53,456.04   $  135,468.11
                         2/6/98            160,000          1.3274       $2.1250       2/6/08        $   213,824.17   $  541,872.44

   Repriced Options     4/11/97             68,067          0.5647       $3.2500       4/11/07       $   139,122.65   $  352,564.12
                        4/11/97              8,000          0.0664       $3.2500       4/11/07       $    11,822.79   $   28,070.44
                        4/11/97              8,500          0.0705       $3.2500       4/11/07       $    14,133.39   $   34,295.71
                        4/11/97            500,000          4.1482       $3.2500       4/11/07       $   632,987.27   $1,464,883.66
                        4/11/97             18,000          0.1493       $3.2500       4/11/07       $    36,790.34   $   93,233.93
                        4/11/97              2,000          0.0166       $3.2500       4/11/07       $     4,087.82   $   10,359.33
                        4/11/97              1,500          0.0124       $3.2500       4/11/07       $     3,065.86   $    7,769.49
                        4/11/97             22,000          0.1825       $3.2500       4/11/07       $    44,965.97   $  113,952.59
                        4/11/97            431,933          3.5835       $3.2500       4/11/07       $   882,831.11   $2,237,267.38
                        4/11/97            500,000          4.1482       $3.2500       4/11/07       $ 1,021,953.77   $2,589,831.50
                                           -------          ------                                   --------------   -------------
       Total                             1,760,000         14.6016                                   $ 3,059,041.18   $7,609,568.70

H. William Jesse
   New Options         9/19/97             100,000          0.8296       $3.6250       9/19/07       $   227,974.30   $  577,731.64
                                           -------          ------                                   --------------   -------------
       Total                               100,000          0.8296                                   $   227,974.30   $  577,731.64

Hugh C. Martin

   New Options(4)      6/30/97             100,000          0.8296       $3.5000       6/30/07       $   220,113.12   $  557,809.86

   Repriced Options    4/11/97              75,000          0.6222       $3.2500       4/11/07       $   153,293.07   $  388,474.72
                       4/11/97               6,000          0.0498       $3.2500       4/11/07       $    12,263.45   $   31,077.98
                       4/11/97              42,000          0.3484       $3.2500       4/11/07       $    85,844.12   $  217,545.85
                       4/11/97              10,000          0.0830       $3.2500       4/11/07       $    20,439.08   $   51,796.63
                       4/11/97             250,000          2.0741       $3.2500       4/11/07       $   510,976.88   $1,294,915.75
                       4/11/97              35,533          0.2948       $3.2500       4/11/07       $    72,626.17   $  184,048.97
                       4/11/97              18,000          0.1493       $3.2500       4/11/07       $    36,790.34   $   93,233.93
                       4/11/97               2,000          0.0166       $3.2500       4/11/07       $     4,087.82   $   10,359.33
                       4/11/97              18,000          0.1493       $3.2500       4/11/07       $    36,790.34   $   93,233.93
                       4/11/97               2,000          0.0166       $3.2500       4/11/07       $     4,087.82   $   10,359.33
                       4/11/97             214,467          1.7793       $3.2500       4/11/07       $   438,350.72   $1,110,866.78
                                           -------          ------                                   --------------   -------------
       Total                               773,000          6.4131                                   $ 1,595,662.93   $4,043,723.06

Greg Richardson
   New Options         4/11/97              51,500          0.4272       $3.2500       4/11/07       $   105,261.24   $  266,752.64
                       2/6/98               25,000          0.2074       $2.1250       2/6/08        $    33,410.03   $   84,667.57

Repriced Options       4/11/97               1,400          0.0116       $3.2500       4/11/07       $     2,861.47   $    7,251.53
                       4/11/97               5,600          0.0465       $3.2500       4/11/07       $    11,445.88   $   29,006.11
                       4/11/97                 340          0.0028       $3.2500       4/11/07       $       694.93   $    1,761.09
                       4/11/97              60,410          0.5012       $3.2500       4/11/07       $   123,472.45   $  312,903.44
                       4/11/97              39,590          0.3285       $3.2500       4/11/07       $    80,918.30   $  205,062.86
                       4/11/97               6,360          0.0528       $3.2500       4/11/07       $    12,999.25   $   32,942.66
                       4/11/97              10,000          0.0830       $3.2500       4/11/07       $    20,439.08   $   51,796.63
                       4/11/97              14,000          0.1161       $3.2500       4/11/07       $    28,614.71   $   72,515.28
                       4/11/97               6,000          0.0498       $3.2500       4/11/07       $    12,263.45   $   31,077.98
                       4/11/97               3,500          0.0290       $3.2500       4/11/07       $     7,153.68   $   18,128.82
                                           -------          ------                                   --------------   -------------
       Total                               223,700          1.8559                                   $   439,534.47   $1,113,866.61

Terrence Schmid
   New Options         4/11/97              60,000          0.4978       $3.25         4/11/07       $   122,634.45   $  310,779.78

   Repriced Options    4/11/97              15,067          0.1250       $3.25         4/11/07       $    30,795.55   $   78,041.98
                       4/11/97              69,933          0.5802       $3.25         4/11/07       $   142,936.59   $  362,229.37
                       4/11/97              15,000          0.1244       $3.25         4/11/07       $    30.658/61   $   77.694/94
                                           -------          ------                                   --------------   -------------
       Total                               160,000          1.3274                                   $   327,025.20   $  828,746.07

------------
(1) The options referenced in the foregoing table are intended to be incentive stock options to the extent permitted by applicable law. The Company's 1993 Incentive Stock Plan (the "Incentive Plan") also provides for the grant of non-qualified stock options. Incentive stock options may be granted under the Incentive Plan at an exercise price no less than market value on the date of grant. For so long as the Company's Common Stock is listed on the Nasdaq National Market, the fair market value is the closing sale price for the Common Stock.

     Non-qualified options may be granted at an exercise price of no less than 85% of market value on the date of grant. Options generally become exercisable as to 20% of the shares subject to the option one year after commencement of employment, and as to the remainder in equal monthly installments (accrued on a monthly basis) over the succeeding 48 months. In addition, options accelerate in full and become immediately exercisable upon a merger, unless such options are assumed or replaced by equivalent options by the successor corporation. Options generally terminate on the earlier of three months after termination of the optionee's employment by or services to the Company, or ten years after grant.

(2) On April 11, 1997, the Board of Directors authorized the exchange of all options (including those held by the individuals listed in the above table) with an exercise price exceeding $3.25 per share for options with an exercise price of $3.25 per share, provided the optionee agreed to certain adjustments to the option vesting schedule.

 (3) The 5% and 10% assumed annualized rates of compound stock price appreciation are based on the exercise prices shown in the table, are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or a projection by the Company of future Common Stock prices.

 (4) Mr. Martin's employment with the Company ended on June 30, 1997, and his unvested employee stock options were cancelled on that date. Upon his change of status to an outside director, he was granted 100,000 options pursuant to the terms of the 1995 Director Option Plan.



AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                              Number of                 Value of Unexercised
                                                         Unexercised Options            In-the-Money Options
                                                          at March 31, 1998               at March 31, 1998
                          Acquired        Value       --------------------------    -----------------------------
Name                    on Exercise      Realized     Exercisable  Unexercisable    Exercisable     Unexercisable
----                    -----------    -----------    -----------  -------------    -----------     -------------
Adams, John                     0      $      0.00            0        150,000      $      0.00      $ 84,375.00
Cook, James Alan                0      $      0.00      199,000        605,000      $ 68,750.00      $ 28,125.00
Fowler, Stephen E               0      $      0.00       43,844        278,156      $ 34,312.50      $ 22,500.00
Hawkins, Trip                   0      $      0.00      619,834      1,140,166      $      0.00      $112,500.00
Martin, Hugh C            156,300      $303,963.87            0        100,000      $      0.00      $      0.00
Richardson, Greg                0      $      0.00       25,125        198,975      $    687.20      $ 14,062.50
Schmid, Terrence                0      $      0.00            0              0             0                0
         GRAND TOTAL      156,300      $303,963.87      887,803      2,672,297      $103,749.70      $261,562.50

OPTION REPRICING

        The following report is provided to stockholders by the members of the Compensation Committee of the Board of Directors.

        The Compensation Committee (the "Committee") grants stock options in order to directly link a significant portion of each executive's total compensation to the long-term interests of shareholders. The Committee believes that stock options encourage superior performance over time. In order to attract and retain qualified employees, the Committee felt it necessary to adjust the exercise price on previously granted options so that the new exercise price would more closely approximate the market price, and therefore provide greater incentive to the Company's employees. Consequently, on April 11, 1997, the Committee exchanged all outstanding options with an exercise price greater than $3.25 (the then prevailing market price) for options with an exercise price of $3.25, provided the optionee agreed to adjustments in the vesting schedule. The following table sets forth certain information concerning option repricing activity.

                                  TEN-YEAR OPTION REPRICINGS

                                           Market Price                                      Length of
                             Number of     of Stock at    Exercise Price                  Original Option
                  Date of     Options        Time of        at Time of    New Exercise    Term at Time of
      Name       Repricing   Repriced       Repricing       Repricing         Price          Repricing
---------------  ---------   ---------     ------------   --------------  ------------   -----------------
James Alan Cook   5/20/94      4,000         $9.8750         $25.7500        $9.8750     9 Years  279 Days
                  4/ 9/96      4,000         $8.2500          $9.8750        $8.250      7 Years  320 Days
                 12/14/94     12,000         $10.750         $14.5000       $10.7500     9 Years  231 Days
                  4/ 9/96     12,000         $8.2500         $10.7500        $8.2500     8 Years  249 Days
                  4/ 9/96     10,000         $8.2500         $11.0000        $8.2500     8 Years  251 Days
                  4/ 9/96      8,000         $8.2500         $11.8750        $8.2500      9 Years  47 Days
                  4/ 9/96     20,000         $8.2500         $11.8750        $8.2500      9 Years  47 Days
                  4/ 9/96     40,000         $8.2500         $11.5000        $8.2500     9 Years  124 Days
                 10/10/96    150,000         $5.5000          $8.2500        $5.5000     9 Years  181 Days
                 10/10/96      2,400         $5.5000          $8.2500        $5.5000     7 Years  136 Days
                 10/10/96      8,000         $5.5000          $8.2500        $5.5000      9 Years  67 Days
                 10/10/96     12,000         $5.5000          $8.2500        $5.5000     9 Years  181 Days
                 10/10/96     29,718         $5.5000          $8.2500        $5.5000     9 Years  181 Days
                 10/10/96      8,000         $5.5000          $8.2500        $5.5000     8 Years  228 Days
                 10/10/96      5,381         $5.5000          $8.2500        $5.5000     9 Years  181 Days
                  4/11/97      5,381         $3.2500          $5.5000        $3.2500     9 Years  182 Days
                  4/11/97     29,718         $3.2500          $5.5000        $3.2500     9 Years  182 Days
                  4/11/97     12,000         $3.2500          $5.5000        $3.2500     9 Years  182 Days
                  4/11/97      8,000         $3.2500          $5.5000        $3.2500     9 Years  182 Days
                  4/11/97      2,400         $3.2500          $5.5000        $3.2500     9 Years  182 Days
                  4/11/97    150,000         $3.2500          $5.5000        $3.2500     9 Years  182 Days
                  4/11/97      8,000         $3.2500          $5.5000        $3.2500     9 Years  182 Days
                  4/11/97     14,619         $3.2500          $5.5000        $3.2500     4 Years  182 Days
                  4/11/97     10,282         $3.2500          $5.5000        $3.2500     8 Years  122 Days
                  4/11/97      2,000         $3.2500          $5.5000        $3.2500     7 Years  249 Days
                  4/11/97      1,600         $3.2500          $5.5000        $3.2500     6 Years  318 Days
                  4/11/97     31,466         $3.2500          $5.0000        $3.2500     9 Years  299 Days
                  4/11/97    218,534         $3.2500          $5.0000        $3.2500     9 Years  299 Days

Stephen E. Fowler 5/20/94      2,500         $9.8750         $25.7500        $9.8750     9 Years  279 Days
                  4/ 9/96      2,500         $8.2500          $9.8750        $8.2500      8 Years  41 Days
                 12/14/94      7,500        $10.7500         $14.5000       $10.7500     9 Years  231 Days
                  4/ 9/96      7,500         $8.2500         $10.7500        $8.2500     8 Years  249 Days
                  4/ 9/96     10,000         $8.2500         $11.0000        $8.2500     8 Years  251 Days
                  4/ 9/96      7,000         $8.2500         $11.8750        $8.2500      9 Years  47 Days
                  4/ 9/96     10,000         $8.2500         $11.8750        $8.2500     9 Years  173 Days
                 10/10/96     40,000         $5.5000          $8.2500        $5.5000     9 Years  181 Days
                 10/10/96      2,500         $5.5000          $8.2500        $5.5000     9 Years  181 Days
                 10/10/96      7,500         $5.5000          $8.2500        $5.5000     9 Years  181 Days
                 10/10/96      7,000         $5.5000          $8.2500        $5.5000     9 Years  181 Days
                 10/10/96     10,000         $5.5000          $8.2500        $5.5000     9 Years  181 Days
                 10/10/96     10,000         $5.5000          $8.2500        $5.5000     9 Years  181 Days
                  4/11/97     40,000         $3.2500          $5.5000        $3.2500     9 Years  182 Days
                  4/11/97      2,500         $3.2500          $5.5000        $3.2500     9 Years  182 Days
                  4/11/97      7,500         $3.2500          $5.5000        $3.2500     9 Years  182 Days
                  4/11/97      7,000         $3.2500          $5.5000        $3.2500     9 Years  182 Days
                  4/11/97     10,000         $3.2500          $5.5000        $3.2500     9 Years  182 Days
                  4/11/97     10,000         $3.2500          $5.5000        $3.2500     9 Years  182 Days
                  4/11/97     50,472         $3.2500          $5.0000        $3.2500     9 Years  299 Days
                  4/11/97     29,528         $3.2500          $5.0000        $3.2500     9 Years  299 Days

Trip Hawkins      5/20/94    500,000         $9.8750         $25.7500        $9.8750     9 Years  232 Days
                  4/ 9/96    500,000         $8.2500          $9.8750        $8.2500     7 Years  273 Days
                  4/ 9/96     10,000         $8.2500         $11.0000        $8.2500     8 Years  251 Days
                  4/ 9/96     40,000         $8.2500         $11.8750        $8.2500      9 Years  47 Days
                  4/ 9/96     10,000         $8.2500         $11.8750        $8.2500     9 Years  173 Days
                 10/10/96    500,000         $5.5000          $8.2500        $5.5000     9 Years  181 Days
                 10/10/96    500,000         $5.5000          $8.2500        $5.5000      7 Years  89 Days
                 10/10/96      8,000         $5.5000          $8.2500        $5.5000      8 Years  67 Days
                 10/10/96      8,500         $5.5000          $8.2500        $5.5000     8 Years  354 Days
                 10/10/96     18,000         $5.5000          $8.2500        $5.5000     9 Years  181 Days
                  4/11/97      8,000         $3.2500          $5.5000        $3.2500     7 Years  249 Days
                  4/11/97     18,000         $3.2500          $5.5000        $3.2500      8 Years  45 Days
                  4/11/97      8,500         $3.2500          $5.5000        $3.2500     8 Years  171 Days
                  4/11/97    500,000         $3.2500          $5.5000        $3.2500     8 Years  363 Days
                  4/11/97    500,000         $3.2500          $5.5000        $3.2500     6 Years  271 Days
                  4/11/97      2,000         $3.2500          $5.5000        $3.2500     7 Years  249 Days
                  4/11/97      1,500         $3.2500          $5.5000        $3.2500     8 Years  171 Days
                  4/11/97     22,000         $3.2500          $5.5000        $3.2500      8 Years  45 Days
                  4/11/97     68,067         $3.2500          $5.0000        $3.2500     9 Years  299 Days
                  4/11/97    431,933         $3.2500          $5.0000        $3.2500     9 Years  299 Days

Hugh C. Martin    5/20/94     75,000         $9.8750        $25.7500         $9.8750    9 Years  279 Days
                  4/ 9/96     75,000         $8.2500         $9.8750         $8.2500     8 Years  41 Days
                 12/14/94      8,000        $10.7500        $14.5000        $10.7500    9 Years  231 Days
                  4/ 9/96      8,000         $8.2500        $10.7500         $8.2500    8 Years  249 Days
                  4/ 9/96     10,000         $8.2500        $11.0000         $8.2500    8 Years  251 Days
                  4/ 9/96     20,000         $8.2500        $11.8750         $8.2500     9 Years  47 Days
                  4/ 9/96     60,000         $8.2500        $11.5000         $8.2500    9 Years  124 Days
                 10/10/96    250,000         $5.5000         $8.2500         $5.5000    9 Years  181 Days
                 10/10/96     75,000         $5.5000         $8.2500         $5.5000    7 Years  136 Days
                 10/10/96      6,000         $5.5000         $8.2500         $5.5000    7 Years  296 Days
                 10/10/96     10,000         $5.5000         $8.2500         $5.5000     8 Years  67 Days
                 10/10/96     18,000         $5.5000         $8.2500         $5.5000    8 Years  228 Days
                 10/10/96     42,000         $5.5000         $8.2500         $5.5000    8 Years  305 Days
                  4/11/97     75,000         $3.2500         $5.5000         $3.2500    6 Years  315 Days
                  4/11/97      6,000         $3.2500         $5.5000         $3.2500    7 Years  112 Days
                  4/11/97     42,000         $3.2500         $5.5000         $3.2500    8 Years  122 Days
                  4/11/97     18,000         $3.2500         $5.5000         $3.2500    9 Years  182 Days
                  4/11/97     10,000         $3.2500         $5.5000         $3.2500    9 Years  182 Days
                  4/11/97    250,000         $3.2500         $5.5000         $3.2500    9 Years  182 Days
                  4/11/97      2,000         $3.2500         $5.5000         $3.2500    7 Years  247 Days
                  4/11/97     18,000         $3.2500         $5.5000         $3.2500    8 Years  122 Days
                  4/11/97      2,000         $3.2500         $5.5000         $3.2500     8 Years  45 Days
                  4/11/97     35,533         $3.2500         $5.0000         $3.2500    9 Years  299 Days
                  4/11/97    214,467         $3.2500         $5.0000         $3.2500    9 Years  299 Days

Greg Richardson   5/20/94      6,700         $9.8750        $25.7500         $9.8750    9 Years  232 Days
                  4/ 9/96      6,700         $8.2500         $9.8750         $8.2500     8 Years  41 Days
                  4/ 9/96      7,000         $8.2500        $11.0000         $8.2500    8 Years  251 Days
                  4/ 9/96      3,500         $8.2500        $11.8750         $8.2500     9 Years  47 Days
                  4/ 9/96     10,000         $8.2500        $11.8750         $8.2500    9 Years  173 Days
                 10/10/96     14,000         $5.5000         $8.2500         $5.5000    9 Years  181 Days
                 10/10/96      6,000         $5.5000         $8.2500         $5.5000    9 Years  181 Days
                 10/10/96      6,360         $5.5000         $8.2500         $5.5000    9 Years  181 Days
                 10/10/96      5,600         $5.5000         $8.2500         $5.5000    9 Years  181 Days
                 10/10/96      3,500         $5.5000         $8.2500         $5.5000    9 Years  181 Days
                 10/10/96     10,000         $5.5000         $8.2500         $5.5000    9 Years  181 Days
                  4/11/97      3,500         $3.2500         $5.5000         $3.2500    9 Years  182 Days
                  4/11/97      6,000         $3.2500         $5.5000         $3.2500    9 Years  182 Days
                  4/11/97      5,600         $3.2500         $5.5000         $3.2500    9 Years  182 Days
                  4/11/97      6,360         $3.2500         $5.5000         $3.2500    9 Years  182 Days
                  4/11/97     10,000         $3.2500         $5.5000         $3.2500    9 Years  182 Days
                  4/11/97     14,000         $3.2500         $5.5000         $3.2500    9 Years  182 Days
                  4/11/97      1,400         $3.2500         $5.5000         $3.2500    9 Years  182 Days
                  4/11/97        340         $3.2500         $5.5000         $3.2500    9 Years  182 Days
                  4/11/97     60,410         $3.2500         $5.0000         $3.2500    9 Years  299 Days
                  4/11/97     39,590         $3.2500         $5.0000         $3.2500    9 Years  299 Days

Terrence Schmid  10/10/96     15,000         $5.5000         $8.7500         $5.5000    9 Years  212 Days
                  4/11/97     15,000         $3.2500         $5.5000         $3.2500    9 Years  182 Days
                  4/11/97     69,933         $3.2500         $5.0000         $3.2500    9 Years  299 Days
                  4/11/97     15,067         $3.2500         $5.0000         $3.2500    9 Years  299 Days

                          COMPENSATION COMMITTEE REPORT

        The following report is provided to stockholders by the members of the Compensation Committee of the Board of Directors.

GENERAL

        Since 3DO's initial public offering in May 1993, the Compensation Committee (the "Committee") of the Board of Directors has administered the Company's management compensation policies and plans. The Committee is a standing committee comprised of non-employee Directors. The Compensation Committee recommends to the full Board an annual base salary for each officer, including the Chief Executive Officer ("CEO"), and the criteria under which cash incentive bonuses, if any, may be paid. The Committee also has authority to grant options under the Company's 1993 Incentive Stock Plan, and makes recommendations to the full Board for administration of this and other equity incentive plans.

        The Compensation Committee believes that the compensation of the Company's executive officers should be significantly influenced by the Company's performance and that a substantial portion of executives' incentives should come from equity. The Compensation Committee also understands the need for changing compensation strategies in a rapidly evolving and highly competitive industry. In addition, in the last fiscal year the Company's stock price has varied significantly despite what the Compensation Committee believes to be a positive overall performance by the Company's executive staff. The Company achieved significant gains in the last fiscal year, including building the organization and infrastructure necessary to become a profitable entertainment software publisher after exiting the hardware business; shipment of several hit titles, including Heroes of Might and Magic II, Uprising, Might and Magic VI, Meridian 59 Renaissance, High Heat Baseball, and Army Men; and procuring licenses to develop software for the Sony PlayStation and Nintendo 64 platforms. Thus, at a time when executive performance has been excellent, and the Company has accomplished key milestones, the incentive value of the executives' equity compensation declined.

COMPENSATION VEHICLES

        In fiscal 1998, the Company's cash- and equity-based compensation program focused on attracting and retaining key employees to work in a rapidly developing public company. Consistent with this long-term orientation and in an effort to align compensation incentives with stockholder goals, the Company's compensation packages have included salaries competitive with comparable positions in the technology industry and significant stock option grants.

        Cash Compensation. Before making compensation recommendations to the Board with respect to new officers during the past fiscal year, the Committee reviewed base salaries proposed by the CEO, and evaluated each new officer's experience and proposed responsibilities and the salaries of similarly situated executives, including a comparison to base salaries for comparable positions at other companies. In determining its recommendations for adjustments to officers' base salaries for fiscal 1999, the Committee focused primarily on each officer's contributions towards the Company's success in moving toward its long-term goals during the 1998 fiscal year, the accomplishment of goals set by the officer and approved by the Board for that year, and the Committee's assessment of the quality of services rendered by the officer. The Committee recognized the achievement of a number of goals by the Company in fiscal 1998, including completion of the sale of the Company's former systems division; the successful transition of the Company into the software publishing business; shipment of several hit titles; obtaining software development licenses from Sony and Nintendo for their game console platforms; and the favorable settlement of a lawsuit with Cirrus Logic. The Committee's recommendation for the CEO's salary in fiscal 1998 was based primarily on compensation for CEOs of comparable companies. In recommending the CEO's fiscal 1998 base salary, the Committee used the same criteria it applied to other officers. The Board or the Committee may award cash bonuses for exceptional contributions to the Company's success. Cash bonuses were awarded to two executives in fiscal 1998.

        Stock Option Program. The Company grants options as an incentive to employees, including all executive officers, who are expected to contribute materially to the Company's future success. The Committee believes stock options encourage the achievement of superior results over time and align employee and stockholder interests. The option program incorporates five-year vesting periods to encourage the Company's executives to continue in the Company's employ. In fiscal 1998, the Company continued its policy of granting stock options to most employees, and in certain instances granted additional stock options to employees, including the Company's executive officers, who had made exceptional contributions to the Company's development. See "Option Grants in Last Fiscal Year," above.

        The Committee recommends initial stock option grants for all officers in connection with commencement of each officer's employment. These stock option grants are based primarily on the scope of the officer's responsibilities at the Company, the cash compensation which the officer had received in his prior employment and the cash compensation proposed to be paid by the Company. With the Committee's approval, additional options are granted in some cases in light of the individual's achievement of specific goals set jointly by the officer and the CEO, and the individual's level of vested and unvested options.

        IRS Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility by public companies of certain executive compensation in excess of $1 million per executive per year, but excludes from the calculation of such $1 million limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. None of the Company's executive officers' cash compensation approached the $1 million limit in fiscal year 1998. The principal non-cash compensation of the Company's executives is through the grant of stock options. The provisions of Section 162(m) merit consideration, however, because, under certain circumstances, the difference between the fair market value and the exercise price of options granted in the present time period, measured at the time of exercise, could be included in the calculation under Section 162(m) of the executive officers' compensation in the time period in which the exercise occurs. This result can be avoided if the plans under which such options are granted comply with certain requirements at the time of grant, including administration by a committee consisting solely of two or more non-employee directors, and stockholder approval of the terms of the plan, including approval of an annual limit stated in the plan on the number of shares with respect to which options may be granted to any employee. The Company's 1993 Incentive Stock Plan is designed and administered to meet such requirements.

SUMMARY

        The Committee believes that the Company's compensation policy as practiced to date by the Committee and the Board has been successful in attracting and retaining qualified employees and in tying compensation directly to corporate performance relative to corporate goals. The Company's compensation policy will evolve over time as the Company attempts to achieve the many short-term goals it faces while maintaining its focus on building long-term stockholder value through growth of its software publishing business.

                                               Respectfully submitted,

                                               William A. Hall
                                               Hugh C. Martin

CORPORATE PERFORMANCE GRAPH

        The following graph shows a comparison of cumulative total stockholder return on the Company's Common Stock from June 1993 through June 1998, for the Company, the Nasdaq National Market Index and the Hambrecht & Quist Technology Index. The graph is presented pursuant to SEC rules. The Company believes that while total stockholder return can be an important indicator of corporate performance, the stock prices of companies like 3DO are subject to a number of market-related factors other than company performance, such as competitive announcements, mergers and acquisitions in the industry, the general state of the economy, and the prices of technology stocks. The Company's Compensation Committee considers many factors in determining compensation, including financial and strategic results and the other factors discussed in the Compensation Committee Report.

                              [PERFORMANCE GRAPH]

                                  PROPOSAL TWO
               APPROVAL OF AMENDMENTS TO 1993 INCENTIVE STOCK PLAN

        The stockholders are being requested to approve an increase in the number of shares reserved for issuance under the Incentive Plan as set forth below. Prior to July 1998, the Board of Directors had authorized, and the stockholders had approved, the reservation of 17,529,626 shares of Common Stock for issuance under the Incentive Plan, including shares added to the Incentive Plan in January 1998, pursuant to the Incentive Plan's "evergreen" provision, as discussed below. In recognition of the company's need to attract and retain qualified employees in a highly competitive environment, in July 1998, the Board of Directors increased the number of shares of Common Stock reserved thereunder by an additional aggregate of 2,000,000 shares.

        In 1994 the Company's stockholders approved an "evergreen" provision of the Incentive Plan, which provides that each year the number of shares reserved for issuance under the Incentive Plan shall increase by a number of shares equal to 2% of the Company's fully diluted outstanding shares on January 1 of that year. As a result of this stockholder approval, shares added to the Incentive Plan pursuant to the evergreen provision are intended to qualify as shares which can be issued pursuant to Rule 16b-3 under the Securities Exchange Act of 1934. Of the 2,546,489 shares submitted for approval under this Proposal Two, 546,489 were added to the Incentive Plan as a result of the evergreen provisions and will qualify for issuance under Rule 16b-3 without regard to the stockholder action on this Proposal. The 546,489 shares added to the Incentive Plan through the evergreen provisions are being submitted to the stockholders at this time in order to ensure that stock options granted pursuant to the Incentive Plan to acquire these shares will qualify as incentive stock options as described below. If the stockholders do not approve this Proposal Two, then these 546,489 shares will continue to be issuable under the Plan, but options to acquire these shares will be nonstatutory options.

        The essential features of the Incentive Plan, as amended to date, are as follows:

        General. The Incentive Plan provides for the granting to employees of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), and for the granting of nonstatutory stock options to employees and consultants of the Company. At June 30, 1998, 2,013,161 shares had been issued upon exercise of options granted under the Incentive Plan, 1,072,000 shares had been issued as stock purchase rights, options to purchase 8,316,790 shares were outstanding under the Incentive Plan, and 6,149,852 shares remained available for future grant under the Incentive Plan. The Incentive Plan will terminate by its own terms in 2003.

        Administration; Eligibility. The Board may appoint a committee of the Board to administer the Incentive Plan, and any references to the Board in this description of the Incentive Plan shall include such committee. The Incentive Plan is currently administered by the Compensation Committee of the Board of Directors, which selects the participants and determines the terms of options, including the exercise price, number of shares and exercisability of each option. The Board may appoint a committee of the Board to administer the plan and any references to the Board in this description of the Incentive Plan shall include such committee. Employees of, and consultants to, the Company and its subsidiaries are eligible to participate in the Incentive Plan. As of June 30, 1998, approximately 260 persons were eligible to participate in the Incentive Plan.

        Exercisability. The Board determines at the time of grant the exercisability of options. The current form of option agreement under the Incentive Plan provides that options are not exercisable except to the extent vested. Options granted to employees typically vest in monthly increments over a five-year period, with deferred but accumulated vesting during the first year of employment. The maximum term of options granted under the Incentive Plan is ten years.

        Exercise Price. The Incentive Plan requires that the exercise price of incentive stock options must be at least equal to the fair market value of such shares on the date of grant, and the exercise price of nonqualified stock options must be at least 85% of the fair market value of such shares on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting rights of the Company's outstanding capital stock, the exercise price of any option must be at least equal to 110% of fair market value on the date of grant. The purchase price is paid in the manner determined by the Board or its committee, and the form of consideration may vary for each option. Fair market value equals the closing price of the Company's Common Stock as reported on the Nasdaq National Market on the date of grant. At July 22,1998, the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $3.25.

        Performance-Based Compensation Limitations. No employee shall be granted in any fiscal year of the Company options and stock appreciation rights to acquire in the aggregate more than 500,000 shares of Common Stock. The foregoing limitation, which shall adjust proportionately in connection with any change in the Company's capitalization, is intended to satisfy the requirements applicable to options and SARs intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code. In the event that the Committee determines that such limitation is not required to qualify options and SARs as performance-based compensation, the Committee may modify or eliminate such limitation.

        Termination of Employment. If the participant's employment or consulting relationship terminates for any reason other than death or disability, the participant's options may be exercised no later than three months after such termination and only to the extent the option was exercisable on the date of termination. To the extent that the optionee was not entitled to exercise the option at the date of termination, or if the optionee does not exercise such option within the specified time, the option terminates.

        Death or Disability. If a participant becomes permanently and totally disabled during continuous status as an employee or consultant, then the participant's option may be exercised within twelve months after the date of such disability to the extent the option was exercisable at the time of disability. If a participant dies during continuous status as an employee or consultant after the grant of an option, then the participant's option may be exercised at any time within twelve months following the date of death, but only to the extent the right to exercise had accrued at the date of death. The Board may vary each of the foregoing time periods.

        Effect of Change in Control. Pursuant to the Incentive Plan, in the event of certain mergers of the Company with other entities, transfers of voting control of the Company's capital stock or sales of all or substantially all of the Company's assets, the Company will request that the acquiring entity assume the Company's rights and obligations under the Incentive Plan or provide similar options in substitution therefor. If the acquiring entity chooses not to assume such rights and obligations or provide substitute options, then the Board must cause all outstanding options (together with shares purchased upon exercise thereof) to become fully vested prior to the event causing such acceleration and all unexercised options will terminate upon completion of such event.

        Nontransferability. An option is non-transferable by the participant other than by will or the laws of descent and distribution, and is exercisable during the participant's lifetime only by the participant, or, in the event of death of the participant, by a person who acquires the right to exercise the option by bequest or inheritance.

        Amendment and Termination. The Board may amend the Incentive Plan from time to time or may terminate it without approval of the stockholders. However, the approval of the holders of a majority of the Company's capital stock voted at a duly held stockholders meeting, or the approval of the holders of a majority of the outstanding shares of the Company entitled to vote pursuant to a stockholders' written consent, is required for any amendment that increases the number of shares available under the Incentive Plan or materially changes the standards of eligibility. No such action by the Board of Directors or stockholders may alter or impair any options or stock previously granted under the Incentive Plan without the consent of the optionee. In any event, the Incentive Plan shall terminate on February 28, 2003.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

        The following is a brief summary of the federal income tax consequences of transactions under the Incentive Plan based on federal securities and income tax laws in effect on July 22, 1998. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside.

        Options granted under the Incentive Plan may be either incentive stock options ("ISOs"), as defined in Section 422 of the Code, or nonstatutory stock options ("NSOs").

        Incentive Stock Options. No taxable income is recognized by the optionee upon the grant or exercise of an ISO unless the optionee is subject to alternative minimum tax. Upon the sale or exchange of the shares issued on exercise of an ISO more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, then generally the optionee will recognize ordinary income in the year of disposition in an amount equal to the lesser of the fair market value of the shares at exercise or the amount realized on such disposition over the exercise price of such shares. The Company is entitled to a corresponding tax deduction. Any further gain or loss realized will be taxed as short-term or long-term capital gain or loss depending on the holding period of such shares. Different rules may apply in the case of an optionee who is also an executive officer, director or more than 10% stockholder.

        Nonstatutory Stock Options. Except as noted below, with respect to NSOs,
(i) no income is recognized by the optionee at the time the option is granted;
(ii) generally, at exercise, ordinary income is recognized by the optionee in an amount equal to the excess of the fair market value of the shares on the date of exercise and the option exercise price paid for the shares, and the Company is entitled to a tax deduction in the same amount; and (iii) at disposition, any gain or loss is treated as capital gain or loss. In the case of an optionee who is also an employee, any income recognized upon exercise of a Nonstatutory Stock Option will constitute wages for which withholding will be required. However, different rules may apply if shares are purchased by an optionee who is also an executive officer, director or more than 10% stockholder.

        Stock Purchase Rights. The Incentive Plan permits the Company to grant stock purchase rights to purchase Common Stock of the Company either alone, in addition to, or in tandem with other awards under the Incentive Plan or cash awards made outside the Incentive Plan. Upon the granting of a stock purchase right under the Incentive Plan, the offeree will be advised in writing of the terms, conditions and restrictions related to the offer, including the number of shares of Common Stock that the offeree will be entitled to purchase, the price to be paid and the time within which the offeree must accept such offer (which will in no event exceed 30 days from the date upon which the administrator made the determination to grant the stock purchase right). The offer will be accepted by execution of a restricted stock purchase agreement between the Company and the offeree.

        Unless the administrator of the Incentive Plan determines otherwise, the restricted stock purchase agreement will grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with the Company for any reason (including death or permanent and total disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option will lapse at such rate as the administrator may determine. Upon exercise of a stock purchase right, the purchaser will have rights equivalent to those of a stockholder of the Company.

        Special Rules Applicable to Corporate Insiders and Restricted Stock Purchasers. Generally, individuals subject to Section 16(b) of the Exchange Act ("Insiders") and individuals who purchase restricted stock may have their recognition of compensation income and the beginning of their capital gains holding period deferred for up to six (6) months after option exercise (for Insiders), or until the restrictions lapse for restricted stock purchasers (the "Deferral Date"). The excess of the fair market value of the stock determined as of the Deferral Date over the purchase price will be taxed as ordinary income, and the tax holding period for any subsequent gain or loss will begin on the Deferral Date. However, an Insider or restricted stock purchaser who so elects under Code Section 83(b) on a timely basis may instead be taxed on the difference between the excess of the fair market value on the date of transfer over the purchase price, with the tax holding period beginning on such date. Similar rules apply for alternative minimum tax purposes with respect to the exercise of an ISO by an Insider.

INCENTIVE PLAN BENEFITS

        The Company cannot now determine the exact number of options or stock purchase rights to be granted in the future to the executive officers named under Executive Officer Compensation -- Summary Compensation Table, all current executive officers as a group or all employees (including current officers who are not executive officers) as a group. See "Executive Officer Compensation -- Option Grants in Last Fiscal Year and Aggregate Option Exercises in Last Fiscal Year" for the number of stock options granted to the executive officers named in the Summary Compensation Table in the fiscal year ended March 31, 1998. In the fiscal year ended March 31, 1998, options to purchase 3,817,700 shares of the Common Stock of the Company (including shares granted for the repricing of stock options) were granted to all current executive officers as a group, options to purchase 906,120 shares of Common Stock of the Company (including shares granted for the repricing of stock options) were granted to all current non-executive officers as a group, and options to purchase 7,945,910 shares of Common Stock of the Company were granted to all employees (including current officers who are not executive officers). Options to purchase 1,760,000 shares of the Common Stock of the Company (including shares granted for the repricing of stock options) were granted to Trip Hawkins, who is a nominee for director and holds more than 5% of the options outstanding. Options to purchase 673,000 shares of the Common Stock of the Company (including shares granted for the repricing of stock options) were granted to Hugh Martin, who is a nominee for director. Options to purchase 704,000 shares of the Common Stock of the Company (including shares granted for the repricing of stock options) were granted to James Alan Cook, who holds more than 5% of the options outstanding. No options in the Incentive Plan were granted to current directors who are not executive officers of the Company.

REQUIRED VOTE

        Approval of the amendment to the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented and voting, in person or by proxy, at the Annual Meeting. Votes cast against the proposal are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Votes cast against the proposal are also counted for purposes of determining the total number of votes required to pass the proposal and whether such votes have been obtained.

        While there is no definitive statutory or case law in Delaware as to the proper treatment of abstentions in the counting of votes with respect to a proposal such as the approval of this amendment to the Incentive Plan, the Company believes that abstentions should be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of shares present or represented and entitled to vote on the proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions on this proposal in this manner. The Delaware Supreme Court has held that, while broker non-votes may be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes may not be counted for purposes of determining the number of shares entitled to vote with respect to the particular proposal for which authorization to vote was withheld. Accordingly, broker non-votes with respect to this proposal will not be considered shares entitled to vote and, accordingly, will not be counted in determining whether this proposal passes.


          THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE
           "FOR" THE APPROVAL OF THE AMENDMENT TO THE INCENTIVE PLAN.


                                 PROPOSAL THREE
           APPROVAL OF AMENDMENTS TO 1994 EMPLOYEE STOCK PURCHASE PLAN

        The stockholders are being requested to approve an increase in the number of shares reserved for issuance under the 1994 Employee Stock Purchase Plan (the "1994 Plan") as set forth below. In September 1994, the stockholders had approved the reservation of 1,000,000 shares of Common Stock for issuance under the 1994 Plan. In recognition of the Company's need to attract and retain qualified employees in a highly competitive environment, and as the result of recent accounting changes more fully describe below, in July 1998, the Board of Directors increased the number of shares of Common Stock reserved thereunder by an additional aggregate of 1,500,000 shares.

RECENT ACCOUNTING CHANGES

        A recent interpretation of generally accepted accounting principles requires the Company to record a charge to earnings if certain conditions apply to an employee stock purchase plan that qualifies under Section 423 of the Internal Revenue Code. This interpretation was announced in September 1997 in the consensus issued by the Emerging Issues Task Force entitled Accounting for Increased Share Authorizations in an IRS Section 423 Employee Stock Purchase Plan under APB Opinion No. 25, Accounting for Stock Issued to Employees (Issue No. 97-12) ("EITF 97-12"). Generally, if (i) at the beginning of an offering period, the shares reserved for issuance under an employee stock purchase plan are insufficient to cover all shares issuable throughout the offering period,
(ii) stockholders subsequently approve additional shares allocable to an offering period which commenced prior to the stockholder approval date, and
(iii) the fair market value of the stock subject to the plan on the subsequent stockholder approval date is higher than the fair market value on the date when the offering period commenced, then the Company will be required to record a charge to earnings to reflect the theoretical compensatory element of the difference in fair market value.

        Under prior practice, the Company typically would seek stockholder approval for additional shares when the shares remaining under the 1994 Plan appeared insufficient for a 12-month time frame. However, the 1994 Plan provides for 24-month offering periods consisting of four six-month purchase periods, and a new offering period begins every six months (see discussion below regarding Purchase Plan Offering Periods and Purchase Periods). Applied to this structure, the treatment specified by EITF 97-12 requires that, in order to avoid a potential earnings charge, the number of shares reserved for issuance under the 1994 Plan must never be permitted to decline below a level required to maintain at least 24 months of projected purchases.

        Two variables that may affect the amount of an earnings charge required under EITF 97-12 are substantial hiring of new personnel, which affect new enrollments to the plan, and volatility over time in the market value of the Company's Common Stock. In order to minimize the possibility or extent of such charges in the future, the Board of Directors has approved an increase in the number of shares reserved for issuance under the plan which it believes will be sufficient to cover the needs of the Plan for at least the next twenty-four months, thus avoiding a charge to earnings.


SUMMARY OF THE ESPP

        The essential features of the ESPP are summarized below. This summary does not purport to be complete and is subject to, and qualified by, reference to all provisions of the ESPP.

        Purpose. The purpose of the ESPP is to provide employees of the Company with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions.

        Administration. The ESPP may be administered by the Board of Directors or a committee appointed by the Board. All questions of interpretation or application of the ESPP are determined by the Board or its committee, whose decisions are final and binding upon all participants. Members of the Board who are eligible employees are permitted to participate in the ESPP but may not vote on any matter affecting the administration thereof or the grant of any option pursuant thereto. No director who is eligible to participate in the ESPP may be a member of the committee appointed to administer it. Members of the Board receive no additional compensation for their services in connection with the administration of the ESPP.

        Eligibility and Participation. Any person who is employed by the Company or a designated subsidiary of the Company for 20 hours per week and more than five months in a calendar year is eligible to participate in the ESPP, provided that the employee is employed on the first day of an Offering Period. Eligible employees become participants in the ESPP by delivering to the Company a subscription agreement authorizing payroll deductions fourteen days prior to the applicable enrollment date. An employee who becomes eligible to participate in the ESPP after the commencement of an Offering Period may not participate in the ESPP until the commencement of the next Offering Period.

        Participation in an Offering. Each offering of Common Stock under the ESPP ("Offering") extends for a period of two years ("Offering Period") and consists of four six-month periods ("Purchase Periods") within each such Offering Period. The administrator may change the length of Offering and Purchase Periods. To participate in the Purchase Plan, each eligible employee must authorize payroll deductions pursuant to the ESPP. Such payroll deductions must be at least 1%, and may not exceed 20%, of a participant's base salary, wages, bonuses, overtime, shift premiums and commissions received during a Purchase Period. Once an employee becomes a participant in the ESPP, the employee will automatically participate in each successive Offering Period until such time as the employee withdraws from the ESPP or the employee's employment terminates. Eligible employees may participate in only one Offering at a time.

        Purchase Price. The purchase price per share at which shares will be sold under the ESPP is the lower of 85% of the fair market value of the Common Stock on the first day of each offering period or 85% of the fair market value of the Common Stock on the exercise date.

        The purchase price of the shares is accumulated by payroll deductions during the Purchase Period. A participant may at any time discontinue his or her participation in the ESPP or may decrease the rate of the payroll deductions. Payroll deductions shall commence on the first payday in the Offering Period, and shall continue at the same rate until the end of the Offering Period and for consecutive Offering Periods unless sooner terminated as provided in the ESPP. All payroll deductions are credited to the participant's account under the ESPP and are deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

        Purchase of Stock. At the beginning of each Offering Period, by executing a subscription agreement to participate in the ESPP, each participant is in effect granted an option to purchase shares of Common Stock on each Exercise Date. The maximum number of shares placed under option to a participant in an Offering Period is that number determined by dividing the amount of the participant's totally payroll deductions to be accumulated during the Offering Period by the applicable purchase price, and subject to the further limitation that the maximum number of shares a participant may purchase during each Purchase Period shall be determined at the beginning of the Offering Period by dividing $12,500 by the fair market value of a share of Common Stock on the first day of the Offering Period. Unless a participant withdraws from the ESPP, such participant's option for the purchase of shares will be exercised automatically at the end of each Purchase Period for the maximum number of shares at the applicable price.

        Notwithstanding the foregoing, no employee will be permitted to subscribe for shares under the ESPP if, immediately after the grant of the option, the employee would own 5% or more of the voting power or value of all classes of stock of the Company or of a parent or of any of its subsidiaries (including stock which may be purchased under the ESPP or pursuant to any other options), nor shall any employee be granted an option which would permit the employee to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) pursuant to all Company stock purchase plans in any calendar year.

        Withdrawal. A participant's interest in a given offering may be terminated in whole, but not in part, by signing a delivering to the Company a notice of withdrawal from the ESPP. Any withdrawal by the participant of accumulated payroll deductions for a given Offering Period automatically terminates the participant's interest in that Offering Period. The failure to maintain continuous status as an employee of the Company for at least 20 hours per week during an Offering Period will be deemed to be a withdrawal from that Offering Period. The ESPP also provides that participants will be deemed to have withdrawn from an offering during certain leaves of absence. Generally, a participant's withdrawal from an Offering Period does not have any effect upon such participant's eligibility to participate in subsequent Offering Periods.

        Termination of Employment. Termination of a participant's employment for any reason, including retirement or death, cancels his or her participation in the ESPP immediately. In such event, the payroll deductions credited to the participant's account will be returned to such participant or, in the case of death, to the person or persons entitled thereto as specified by the employee in the subscription agreement.

        Capital Changes. In the event any change is made in the Company's capitalization, such as a stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustments will be made in the shares subject to purchase under the ESPP and in the purchase price per share, subject to any action by stockholders of the Company.

        Nonassignability. No rights or accumulated payroll deductions of a participant under the ESPP may be pledged, assigned or transferred for any reason except by will, the laws of descent and distribution, or to a designated beneficiary as provided under the ESPP, and any such attempt may be treated by the Company as an election to withdraw from the ESPP.

        Amendment and Termination of the ESPP. The Board may at any time amend or terminate the ESPP, except that such termination shall not affect options previously granted, provided that an Offering Period may be terminated if the Board determines that such termination is in the best interests of the Company and its stockholders. No amendment may be made to the ESPP without prior approval of the stockholders of the Company if such amendment would constitute an amendment for which stockholder approval is required under the federal securities laws or the Code. In any event, the ESPP will terminate in the year 2004.

CERTAIN FEDERAL INCOME TAX INFORMATION

        The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. Upon such sale or disposition, the participant will generally be subject to tax in an amount which depends upon how long the participant holds the shares. If the shares are sold or disposed of more than two years from the first day of the Offering Period and one year from the exercise date, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the Offering Period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above.

        The foregoing summary of the federal income tax consequences of ESPP transactions is based upon federal income tax laws in effect on the date of this Proxy Statement. This summary does not purport to be complete, and does not describe foreign, state or local tax consequences.

PLAN BENEFITS

        The following table sets forth certain information concerning the purchase of common stock under the Purchase Plan by each executive officer named under "Executive Compensation - Summary Compensation Table;" all current executive officers, as a group; all current directors who are not executive officers, as a group; each nominee for election as a director; each associate of any such directors, executive officers or nominees; each other person who purchased 5% of the Purchase Plan shares issued in the last fiscal year; and all employees, including all current officers who are not executive officers, as a group. The purchases of stock under the Purchase Plan are made at the discretion of participants, subject to the limitations described above. Accordingly, future purchases under the Purchase Plan are not determinable.

                                                            DISTRIBUTION PERIOD
                                              -------------------------------------------
                                                  2/18/97 THROUGH        8/18/97 THROUGH
                                                      8/15/97                2/17/98
                                              --------------------   --------------------
                                              PURCHASE     NUMBER    PURCHASE    NUMBER
NAME OF INDIVIDUAL OR NUMBER IN GROUP         PRICE(1)   OF SHARES   PRICE (1)  OF SHARES
----------------------------------------      --------   ---------   ---------  ---------
John Adams .............................            0          0            0          0
James Alan Cook ........................      $2.9750        443      $2.1781        685
Stephen E. Fowler ......................      $2.9750      1,565      $2.1781      4,987
Trip Hawkins ...........................            0          0            0          0
Hugh C. Martin .........................            0          0            0          0
Greg Richardson ........................            0          0            0          0
Terrence Schmid ........................            0          0            0          0
All current executive officers, as a
group (5)...............................      $2.9750      2,008      $2.1781      5,672
All current directors who are not
executive officers, as a group (3) .....            0          0            0          0
William J. Budge, Jr ...................      $2.9750      3,040      $2.1781      4,575
Nicholas Earl ..........................      $2.9750      2,511      $2.1781      3,937
Helmut Kobler ..........................      $2.9750      3,614      $2.1781      5,611
David S. Maynard .......................      $2.9750      3,279      $2.1781      4,911
All employees, including all current
officers who are not executive officers,
as a group..............................      $2.9750      35,514     $2.1781     84,402

(1) Purchase price depends on the specific purchase period (as defined in the Purchase Plan) in which an individual is enrolled.

VOTE REQUIRED

        Approval of the amendment to the Purchase Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented and voting, in person or by proxy, at the Annual Meeting. Votes cast against the proposal are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Votes cast against the proposal are also counted for purposes of determining the total number of votes required to pass the proposal and whether such votes have been obtained.

        While there is no definitive statutory or case law in Delaware as to the proper treatment of abstentions in the counting of votes with respect to a proposal such as the approval of this amendment to the Incentive Plan, the Company believes that abstentions should be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of shares present or represented and entitled to vote on the proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions on this proposal in this manner. The Delaware Supreme Court has held that, while broker non-votes may be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes may not be counted for purposes of determining the number of shares entitled to vote with respect to the particular proposal for which authorization to vote was withheld. Accordingly, broker non-votes with respect to this proposal will not be considered shares entitled to vote and, accordingly, will not be counted in determining whether this proposal passes.


       THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE 1994 EMPLOYEE STOCK PURCHASE PLAN.



                                  PROPOSAL FOUR
                         CONFIRMATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

        The Board of Directors has selected KPMG Peat Marwick LLP to audit the financial statements of the Company for the year ending March 31, 1999, and recommends that the stockholders confirm the selection. In the event of a negative vote, the Board will reconsider its selection.

        KPMG Peat Marwick LLP has audited the Company's financial statements since its inception. Representatives of KPMG Peat Marwick LLP are expected to be present at the meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE CONFIRMATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS



                                  OTHER MATTERS

        The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                 3DO LOGO HERE

                                 THE 3DO COMPANY
                    PROXY FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS
                       SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned stockholder of The 3DO Company, a Delaware corporation (the "Company"), hereby appoints Trip Hawkins and James Alan Cook, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of the stock of the Company which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company to be held on September 16, 1998, at 3:00 p.m., local time, at the Summerfield Suites Hotel, 400 Concourse Drive, Belmont, California (the "Meeting"), and at any adjournment thereof, and to vote all shares the undersigned would be entitled to vote if personally present at the Meeting on the matters listed on the reverse side.

        Whether or not you plan to attend the Meeting in person, you are urged to sign and promptly mail this proxy in the enclosed return envelope so that your shares may be represented at the Meeting.

        THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR BOTH NOMINEES AND FOR PROPOSALS 2 THROUGH 4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Meeting, or any adjournment thereof, to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.


See Reverse               Continued and to be signed              See Reverse
   Side                       on reverse side                        Side

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR BOTH NOMINEES AND FOR PROPOSALS 2 THROUGH 4.

1. To elect two directors for a term of three years.

        Nominees:  W. M. (Trip) Hawkins III and Hugh C. Martin

        [ ]  FOR BOTH NOMINEES.

        [ ]  WITHHELD FROM BOTH NOMINEES.

        [ ]  FOR ALL NOMINEES EXCEPT AS NOTED ABOVE ________________________.


2. To approve an increase in the number of shares of Common Stock reserved for issuance under the 1993 Incentive Stock Plan by 2,546,489 shares.

        [ ]  FOR        [ ]  AGAINST            [ ]  ABSTAIN

3. To approve an increase in the number of shares of Common Stock reserved for issuance under the 1994 Employee Stock Purchase Plan by 1,500,000 shares.

        [ ]  FOR        [ ]  AGAINST            [ ]  ABSTAIN

4. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending March 31, 1999.

        [ ]  FOR        [ ]  AGAINST            [ ]  ABSTAIN


5. To transact such other business as may properly come before the meeting or any adjournment thereof.

The undersigned hereby acknowledges receipt of (a) the Notice of 1998 Annual Meeting of Stockholders of the Company, (b) the accompanying Proxy Statement, and (c) the 1998 Annual Report of the Company.

Please sign exactly as your name appears on your stock certificate. If shares are held in the names of two or more persons (including husband and wife, as joint tenants or otherwise), all persons must sign. If shares are held by a corporation, the proxy should be signed by the President or Vice President and the Secretary or Assistant Secretary. Fiduciaries who execute the proxy should give their full title.

Signature:
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